Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No.333-187180) and Form S-3 (No. 333-216165 and 333-194684) of Artisan Partners Asset Management Inc. of our report dated February 20, 2019 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Milwaukee, WI
February 20, 2019